Exhibit 23

INDEPENDENT AUDITOR'S CONSENT

                We consent to the incorporation by reference in Registration Statement Nos. 333-09813, 333-09823 and 333-39960 of California Independent Bancorp on Form S-8 of our report, dated February 14, 2003, appearing in this Annual Report on Form 10-K of California Independent Bancorp for the year ended December 31, 2002.

/s/ Perry-Smith LLP

Sacramento, California

March 25, 2003